Exhibit 99.1

News Release CONTACT: Frank Cesario PHONE: 847-391-9492 INTERNET: iscoir@iscointl.com

ISCO INTERNATIONAL ANNOUNCES $1.2 MILLION ORDER,
THE THIRD QUARTER CONFERENCE CALL AND NEW FINANCING

Mt. Prospect, IL (October 23, 2002) — ISCO International, Inc. (AMEX: ISO), a leading supplier of interference-control solutions for the wireless telecommunications industry, announces three major developments.

First, the Company will host a conference call on Thursday, November 7, 2002 at 2pm central time (3pm eastern time) to discuss third quarter 2002 results of operations. Other business development issues will also be discussed. Earnings will be released prior to the conference call. To participate in the call domestically, dial 1-877-407-8035. International callers should dial 1-201-689-8035. The conference name is “ISCO International.” The call will be replayed for 30 days at 1-877-660-6853 (or 1-201-612-7415 for international callers). The account number for the replay is 1628 and the conference ID is 46673. The call will be webcast live and then archived for 30 days. ISCO will provide a link to the call on its web site (www.iscointl.com) for both the live and archived versions.

Second, the Company has received an order for Adaptive Notch Filters (ANF™) from a major network operator. The $1.2 million order is scheduled for shipment during the fourth quarter of 2002.

Third, the Company has secured a $4 million line of credit from its two largest shareholders. The first $1 million of this line has been drawn upon, and the balance may be drawn upon at the discretion of the lenders. Loans under this facility are secured by the assets of the Company and its subsidiaries, will accrue interest at 9.5%, and will mature on March 31, 2004. The lenders will receive five warrants for each dollar of loans, each warrant representing the right to acquire the Company’s common stock at a strike price of $0.20 per share. These warrants expire on March 31, 2004. The terms of the line of credit were negotiated on behalf of the Company and recommended to the Board by a special committee of outside directors.

Dr. Abdelmonem, Chief Executive Officer, said, “The fact that this increased order activity has occurred during a period of well-publicized declining capital investment and lengthening sales cycles in the telecom equipment industry speaks volumes to the dedication of our entire team and the immediate value that ISCO products provide. We look forward to building on our traction as we enter 2003.”

Stuart Chase Van Wagenen, Chairman of the Board, said, “We believe these developments are powerful endorsements for our company. First, our shareholders have demonstrated their belief in the company’s business plan and its new focus on customer sales. ISCO’s leading investors have repeatedly come through for the Company. The value of that relationship cannot be overstated.

“Second, the large order is a huge endorsement of the quality and value of ISCO filters. Our sales momentum is clearly building.

“Our shareholders have had to be patient in these very trying times. We are very grateful for their continued support, especially because we now appear to be making such great progress.”

ISCO has the broadest range of interference-control solutions in the industry. Its ANF™ (Adaptive Notch Filter™) line is the only patented product in the world that suppresses in-band interference in a CDMA carrier within 20 milliseconds. The company also provides the widest range of configurations for HTS out-of-band interference solutions that support cellular, PCS, 2.5G and 3G systems. Its products include the smallest, failure-proof all-temperature HTS filter on the market today, the patented ATP™ system. ISCO has also developed ultra-high-performance super-conducting front-end products, including both transmitter and receiver products for emerging data-capable WCDMA and CDMA 2000 systems. These next generation wireless systems are expected to replace current wireless systems over the next several years.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain “forward-looking statements” that reflect the Company’s current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company’s ability to obtain additional financing in the future; the Company’s history of net losses and the lack of assurance that the Company’s earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company’s ability to attract and retain key personnel; and the effects of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.